PFF BANCORP, INC. ANNOUNCES

CREDIT-RELATED CHARGE

Rancho Cucamonga, Calif.-July 11, 2007 - PRNewswire-FirstCall via COMTEX News Network/ - PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the "Bank"), Glencrest Investment Advisors, and Diversified Builder Services (DBS), announced today that it expects to record a provision for loan and lease losses in the range of $20.0 million to $21.0 million for the quarter ended June 30, 2007.  The charge is expected to have a $0.48 to $0.51 per diluted share impact on operating results for the quarter.

The provision is primarily a result of credit weaknesses we are experiencing in the residential construction and land segment of our loan portfolio, as we continue to observe slow levels of sales and downward pressure on prices on a number of residential construction projects we have financed, particularly in the Central Valley and Coachella Valley regions of California.  The distribution of our residential construction and land loan portfolio by region as of June 30, 2007 is as follows:

                                                                                    Percentage of Portfolio

Inland Empire

Coachella Valley                                               16%

            High Desert                                                        8

            Other                                                               42

                        Total Inland Empire                              66

Central Valley                                                                 5

Northern California                                                       11

Other California                                                            12

Out of State                                                                    6

                                                                                    100%

We anticipate net charge-offs for the quarter in the range of $7.5 to $8.0 million, attributable principally to three loans aggregating $7.4 million made by DBS to a developer in the Central Valley.  Those three loans were secured by second trust deeds on developed residential lots.  Following these charge-offs, DBS has two loans outstanding to this developer aggregating $8.3 million, $2.8 million of which is secured by real estate and is classified "special mention" and $5.5 million of which is partially secured by other collateral and is classified "doubtful".  This loan is not included in our construction and land loan category. In addition to DBS's extensions of credit to this developer, the Bank has six loans outstanding aggregating $23.4 million to the same developer on three other projects, all of which are located in the Central Valley.  All of the Bank's loans to this developer are secured by first trust deeds on residential real estate, and all of the Bank's extensions of credit are classified as either "special mention" or "substandard."

The provision also reflects increases in and downgrades to classified loans, as we employ an aggressive approach to downgrading credits that are experiencing slower than projected sales and/or increases in loan to value ratios arising from declines in residential home and land prices.  Given current market conditions, we expect to report elevated levels of non-accrual loans and classified assets for the next several quarters.

Following is the projected distribution of our residential construction and land loan portfolio at June 30, 2007.

(in millions)                                            Projected             Projected                                                        Projected

                                                             Gross                   Outstanding              Projected                        Special                     Projected

Category                                               Balance                 Balance                    Non-Accrual                  Mention                   Substandard

Unentitled land                                        $  83.3                 $  76.0                     $     0                             $      0                          $       0

Entitled land/developed lots                       294.9                   242.9                       10.9                                28.9                              21.7

Residential construction

    Single family                                          889.3                   602.6                            0                                30.4                              57.3

    Condominium conversion                        92.1                     85.3                            0                                39.0                                    0

       Total residential

       construction and land                     $1,359.6                $1,006.8                  $ 10.9                            $  98.3                           $  79.0

First Quarter of Fiscal 2008 Results

We expect net interest income for the first quarter of fiscal 2008 to be comparable to the $44.2 million we reported for the quarter ended March 31, 2007.  We expect net interest margin for the quarter ended June 30, 2007 to improve to between 4.05% and 4.10% compared to 4.00% for the previous quarter.  Given the slowdown in the pace of new home construction and loan demand, our earning asset balances are expected to decline approximately $75 million on a sequential quarter basis.  We expect our ratio of non-accrual loans to total gross loans and leases to be between 0.45% and 0.50% at June 30, 2007 and our ratio of allowance for loan and lease losses to gross loans and leases to be between 1.25% and 1.30%, a level that we believe will be adequate to address the estimated loan losses inherent in the loan portfolio as of June 30, 2007.

Kevin McCarthy, President and CEO commented, "Despite the temporary slowdown in residential sales and development across our markets, we remain fully confident in our ability to create sustainable value through our current business model.  The Inland Empire remains one of the strongest markets in the nation for job and household formation.  As the current oversupply of housing inventory is absorbed and prices and product mix are adjusted to increase affordability, we are confident that residential development in our region will strengthen."

Kevin McCarthy, CEO, Gregory C. Talbott, COO/CFO , Greg Standlea, Chief Lending Officer for the Bank and Kevin Brooks, Managing Director for DBS will review the results for the quarter and discuss credit-related matters in greater detail in the earnings conference call scheduled for 8:30 a.m. PT on Monday July 23, 2007. The conference call can be accessed by dialing 1 (888) 459-5609 and referencing PFF Bancorp, Inc. First Quarter Conference call. An audio replay of this conference call will be available through Monday, August 6, 2007 by dialing 1 (888) 519-4471 and referencing Replay PIN number 8962831.

This press release includes forward-looking statements related to the Company's plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Kevin McCarthy, President/CEO

Gregory C. Talbott, Senior Executive Vice President, COO/CFO

PFF Bancorp, Inc.

9337 Milliken Ave.

Rancho Cucamonga, Ca 91729

909-941-5400